FOR IMMEDIATE RELEASE
May 10, 2022
For more information contact:
Tim McHugh (419) 247-2800
Welltower Reports First Quarter 2022 Results
Toledo, Ohio, May 10, 2022…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended March 31, 2022.
Recent Highlights
•Reported net income attributable to common stockholders of $0.14 per diluted share
•Reported normalized FFO attributable to common stockholders of $0.82 per diluted share, exceeding the midpoint of guidance range
•Reported normalized FFO growth attributable to common stockholders per diluted share, excluding Provider Relief Funds, of 15% over the prior year
•Seniors Housing Operating ("SHO") portfolio average same store occupancy increased approximately 460 basis points ("bps") year-over-year to 78.0%. Guidance assumed approximately 420 bps of year-over-year occupancy growth
•Reported total portfolio same store NOI ("SSNOI") growth of 8.9%, driven by year-over-year SSNOI growth in our SHO portfolio of 18.4%. Guidance assumed SSNOI growth of 7.0% and 15.0% for the total portfolio and SHO portfolio, respectively
•Achieved same store REVPOR growth of 4.6% within the SHO portfolio during the first quarter as compared to the prior year, which represents an acceleration from 3.4% in the fourth quarter 2021
•Completed $787 million in acquisitions and loan funding during the first quarter. Year-to-date, completed $1.2 billion of pro rata gross investments exclusive of development funding, representing one of the most active starts to the year for investment activity in Welltower's history
•Named to the Bloomberg Gender-Equality Index for the fourth consecutive year in recognition of our ongoing efforts to support gender equality through policy development, representation and transparency
COVID-19 Update
Our share of property-level expenses associated with the COVID-19 pandemic relating to our total SHO portfolio, net of reimbursements including Provider Relief Funds and similar programs in the U.K. and Canada, totaled an expense of approximately $6 million for the three months ended March 31, 2022, as compared to a benefit of approximately $23 million for the three months ended March 31, 2021. Such amounts had an unfavorable impact on net income attributable to common stockholders and normalized FFO per diluted share of $0.01 for the three months ended March 31, 2022, and a favorable impact of $0.05 per diluted share for the three months ended March 31, 2021.
Capital Activity and Liquidity Inclusive of available borrowings under our line of credit, cash and cash equivalents, and restricted cash, as of March 31, 2022, we had $4.1 billion of near-term available liquidity and no material senior unsecured note maturities until 2024. During the three months ended March 31, 2022, we settled 6.6 million shares of common stock that were sold under our ATM program via forward sale agreements, resulting in $558.8 million of gross proceeds. On March 31, 2022, we completed the Company's second green bond issuance consisting of $550 million senior unsecured notes bearing interest at 3.85% with a maturity date of June 2032. During the quarter, we extinguished $101 million of secured debt at a blended average interest rate of 4.21%.
Effective April 1, 2022, we completed a legal entity merger in anticipation of an UPREIT reorganization that resulted in the formation of a new holding company, which is now known as Welltower Inc., and the entity formerly known as Welltower Inc. now known as Welltower OP Inc. ("Old Welltower"). Financial results for the quarter ended March 31, 2022 and all other periods prior to the merger relate to Old Welltower. Detailed information on the merger and the UPREIT reorganization can be found in the Form 8-K filed on March 7, 2022 and the Form 8-K12B filed on April 1, 2022.
Investment and Disposition Activity In the first quarter, we completed $1.0 billion of pro rata gross investments including $787 million in acquisitions and loan funding, as well as $233 million in development funding. We converted four development projects for an aggregate pro rata investment amount of $228 million. Additionally, during the quarter we completed pro rata property dispositions and loan payoffs of $155 million. Year-to-date, we completed $1.2 billion of pro rata gross investments exclusive of development funding.

1Q22 Earnings Release	May 10, 2022
Notable Investment Activity Completed During the Quarter
Cogir Management Corporation During the quarter, we expanded our relationship with Cogir through the acquisition of a portfolio of eight class-A private pay seniors housing communities in highly attractive markets for a pro rata purchase price of $389 million. Further, we entered into a forward purchase agreement to acquire an additional community currently under development. The transaction is expected to generate an unlevered IRR in the high single-digit range.
Outpatient Medical Acquisition We acquired a portfolio of four medical office buildings totaling 510,000 rentable square feet in Birmingham, Alabama for $148 million, representing a discount to replacement cost and an initial yield of 5.5%. The properties are heavily integrated with the local health system, housing critical functions and specialties including a portion of the emergency department. The portfolio is 100% occupied through a single tenant absolute net lease with 15 years of remaining term. The transaction is expected to generate an unlevered IRR in the high single-digit range.
Related Companies and Atria Senior Living In 2019, we began a long-term strategic partnership with Related Companies and Atria Senior Living to develop, own and operate modern urban communities catering to seniors living in major metropolitan areas. During the quarter, we delivered Coterie Cathedral Hill at 1001 Van Ness in San Francisco, an upscale 208-unit senior living facility in a premier location. The Coterie Cathedral Hill represents the partnership's first senior living facility, and we expect to complete Coterie Hudson Yards, the second location, during the fourth quarter.
Additionally during the quarter, we expanded our partnership with Related and Atria through an agreement to develop the third and fourth locations for the partnership's series of modern urban senior living communities in California. The Cupertino development, which will grant seniors unrivaled access to the best of Cupertino's amenities with convenient connectivity to Silicon Valley, commenced development during the quarter. The Santa Clara, located at the apex of Silicon Valley and the growing East Bay, will break ground in mid-2022.
Unitranche Loan During the quarter, we closed on a loan for a pro rata investment amount of $18 million, representing the first investment in a previously announced joint venture unitranche debt facility with KeyBank. Subsequent to the end of the quarter, we closed on two additional loans as part of the joint venture for a total pro rata investment of $22 million, as well as one deal outside of the joint venture structure for a pro rata investment amount of $10 million.
Genesis Dispositions We continued to execute on our planned exit of the Genesis relationship; during the quarter, we closed on the sale of seven properties for a gross purchase price of $76 million, and in April we closed on the sale of two properties for proceeds of $17 million. With the completion of these transactions, Welltower has substantially exited its relationship with Genesis: one property remains in the lease between Welltower and Genesis and seven properties that were formerly under a sub-lease from Welltower to Genesis are now leased to a new regional operator. As previously disclosed, we have entered into a forward sale agreement for these seven properties valued at $182 million, which is expected to close simultaneously with the exercise of Welltower's bargain purchase option.
Other Transactions Additionally during the first quarter, we acquired two seniors housing communities for pro rata investment of $65 million, which includes one new operator.
Investment Activity Subsequent to Quarter End
StoryPoint Senior Living As previously announced, we entered into an agreement to expand our relationship with StoryPoint Senior Living, a preeminent senior living operator based in Brighton, Michigan, through the acquisition of 33 communities throughout Michigan, Ohio and Tennessee under an aligned RIDEA 3.0 contract. During April, we closed on the first tranche through the acquisition of two recently opened communities located in Ohio and Tennessee for a pro rata purchase price of $65 million.
Cogir Management Corporation Subsequent to quarter end, we closed on an additional three property portfolio in Washington state for a pro rata purchase price of $244 million in a 90/10 joint venture, with Cogir also assuming management of the properties. The acquisition is expected to generate an unlevered IRR in the high single-digit range. Following the year-to-date acquisition activity, our relationship with Cogir encompasses 34 communities across the U.S. and Canada, having grown from six communities beginning in 2018.
Treplus Communities Subsequent to quarter end, we expanded our relationship with Treplus Communities through the acquisition of a portfolio of three class-A wellness housing communities in the Midwest. The communities feature unique environments with individual cottage style units, clubhouses, 24/7 concierge services, and offer residents a wellness-oriented social lifestyle.
Dividend On May 10, 2022, the Board of Directors declared a cash dividend for the quarter ended March 31, 2022 of $0.61 per share. This dividend, which will be paid on May 31, 2022 to stockholders of record on May 24, 2022, will be our 204th consecutive quarterly cash dividend. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.

1Q22 Earnings Release	May 10, 2022
Outlook for Second Quarter 2022 The degree to which the COVID-19 pandemic continues to impact our operations and those of our operators and tenants, including the variability in the timing of recovery, is dependent on a variety of factors and remains highly uncertain. Accordingly, we are only introducing earnings guidance for the quarter ended June 30, 2022 and expect to report net income attributable to common stockholders in a range of $0.20 to $0.25 per diluted share and normalized FFO attributable to common stockholders in a range of $0.82 to $0.87 per diluted share. In preparing our guidance, we have made the following assumptions:
•Same Store NOI: We expect average blended SSNOI growth of 8.0% to 10.0%, which is comprised of the following components:
◦Seniors Housing Operating approximately 15.0% to 20.0%
◦Seniors Housing Triple-net approximately 7.0% to 8.0%
◦Outpatient Medical approximately 2.0% to 3.0%
◦Health System approximately 2.75%
◦Long-Term/Post-Acute Care approximately 2.0% to 3.0%
•Provider Relief Funds: Our second quarter guidance includes approximately $6 million of Provider Relief Funds, which are expected to be received during the quarter.
•General and Administrative Expenses: We anticipate second quarter general and administrative expenses to be approximately $35 million to $37 million and stock-based compensation expense to be approximately $6 million.
•Investments: Our earnings guidance includes only those acquisitions closed or announced to date. Furthermore, no transitions or restructures beyond those announced to date are included.
•Development: We anticipate funding approximately $673 million of development in 2022 relating to projects underway on March 31, 2022.
•Dispositions: In addition to dispositions and loan payoffs completed in the first quarter, we expect pro rata disposition proceeds and loan payoffs of $352 million at a blended yield of 6.8% in the next twelve months. This includes approximately $265 million of expected proceeds from properties classified as held-for-sale as of March 31, 2022 and $87 million of expected proceeds from loan repayments.
Our guidance does not include any additional investments, dispositions or capital transactions beyond those we have announced, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items. Please see the Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and SSNOI and Exhibit 3 for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our second quarter outlook and assumptions on the first quarter 2022 conference call.
Conference Call Information We have scheduled a conference call on Wednesday, May 11, 2022 at 9:00 a.m. Eastern Time to discuss our first quarter 2022 results, industry trends and portfolio performance. Telephone access will be available by dialing (844) 467-7115 or (409) 983-9837 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through May 25, 2022. To access the rebroadcast, dial (855) 859-2056 or (404) 537-3406 (international). The conference ID number is 2275720. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders ("NICS"), as defined by U.S. generally accepted accounting principles ("U.S. GAAP"), are the most appropriate earnings measurements. However, we consider funds from operations ("FFO"), normalized FFO, NOI, SSNOI, REVPOR and SS REVPOR to be useful supplemental measures of our operating performance. These supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts ("NAREIT") created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders

1Q22 Earnings Release	May 10, 2022
adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of the Company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to operators, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent costs unrelated to property operations or transaction costs. These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Acquisitions and development conversions are included in the same store amounts five full quarters after acquisition or being placed into service. Land parcels, loans and sub-leases, as well as any properties sold or classified as held for sale during the period, are excluded from the same store amounts. Redeveloped properties (including major refurbishments of a Seniors Housing Operating property where 20% or more of units are simultaneously taken out of commission for 30 days or more or Outpatient Medical properties undergoing a change in intended use) are excluded from the same store amounts until five full quarters post completion of the redevelopment. Properties undergoing operator transitions and/or segment transitions are also excluded from the same store amounts until five full quarters post completion of the operator transition or segment transition. In addition, properties significantly impacted by force majeure, acts of God or other extraordinary adverse events are excluded from same store amounts until five full quarters after the properties are placed back into service. SSNOI excludes non-cash NOI and includes adjustments to present consistent property ownership percentages and to translate Canadian properties and UK properties using a consistent exchange rate. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our properties. No reconciliation of the forecasted range for SSNOI on a combined basis or by property type is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.
REVPOR represents the average revenues generated per occupied room per month at our Seniors Housing Operating properties. It is calculated as our pro rata version of total resident fees and services revenues from the income statement divided by average monthly occupied room days. SS REVPOR is used to evaluate the REVPOR performance of our properties under a consistent population which eliminates changes in the composition of our portfolio. It is based on the same pool of properties used for SSNOI and includes any revenue normalizations used for SSNOI. We use REVPOR and SS REVPOR to evaluate the revenue-generating capacity and profit potential of our Seniors Housing Operating portfolio independent of fluctuating occupancy rates. They are also used in comparison against industry and competitor statistics, if known, to evaluate the quality of our Seniors Housing Operating portfolio.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended March 31, 2022, which is available on the Company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE:WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The Company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com. We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”. Accordingly, investors should monitor such portion of our website in addition to following our press releases, public

1Q22 Earnings Release	May 10, 2022
conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. Forward-looking statements, including statements related to Funds From Operations guidance, are not guarantees of future performance and involve risks and uncertainties that may cause Welltower’s actual results to differ materially from Welltower’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the impact of the COVID-19 pandemic; uncertainty regarding the implementation and impact of the CARES Act and future stimulus or other COVID-19 relief legislation; the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower’s ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting Welltower’s properties; Welltower’s ability to re-lease space at similar rates as vacancies occur; Welltower’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower’s properties; changes in rules or practices governing Welltower’s financial reporting; the movement of U.S. and foreign currency exchange rates; Welltower’s ability to maintain its qualification as a REIT; key management personnel recruitment and retention; and other risks described in Welltower’s reports filed from time to time with the SEC. Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

1Q22 Earnings Release	May 10, 2022
Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	March 31,
	2022	2021
Assets
Real estate investments:
Land and land improvements	$4,030,150	$3,397,055
Buildings and improvements	31,724,328	27,667,188
Acquired lease intangibles	1,844,780	1,506,823
Real property held for sale, net of accumulated depreciation	199,490	564,062
Construction in progress	717,657	542,302
Less accumulated depreciation and intangible amortization	(7,215,622)	(6,212,432)
Net real property owned	31,300,783	27,464,998
Right of use assets, net	404,689	454,787
Real estate loans receivable, net of credit allowance	1,003,136	487,674
Net real estate investments	32,708,608	28,407,459
Other assets:
Investments in unconsolidated entities	1,138,526	1,020,010
Goodwill	68,321	68,321
Cash and cash equivalents	301,089	2,131,846
Restricted cash	65,954	426,976
Straight-line rent receivable	385,639	312,721
Receivables and other assets	804,316	624,918
Total other assets	2,763,845	4,584,792
Total assets	$35,472,453	$32,992,251

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$299,968	$—
Senior unsecured notes	12,136,760	12,183,710
Secured debt	2,104,945	2,329,474
Lease liabilities	548,999	408,916
Accrued expenses and other liabilities	1,203,755	1,023,219
Total liabilities	16,294,427	15,945,319
Redeemable noncontrolling interests	445,960	355,915
Equity:
Common stock	455,376	418,866
Capital in excess of par value	23,620,112	20,814,196
Treasury stock	(112,518)	(106,519)
Cumulative net income	8,725,661	8,399,144
Cumulative dividends	(14,654,583)	(13,598,673)
Accumulated other comprehensive income	(138,472)	(128,136)
Total Welltower Inc. stockholders’ equity	17,895,576	15,798,878
Noncontrolling interests	836,490	892,139
Total equity	18,732,066	16,691,017
Total liabilities and equity	$35,472,453	$32,992,251

1Q22 Earnings Release	May 10, 2022

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended
		March 31,
		2022	2021
	Revenues:
	Resident fees and services	$994,335	$723,464
	Rental income	356,390	302,843
	Interest income	38,994	19,579
	Other income	5,985	6,176
	Total revenues	1,395,704	1,052,062
	Expenses:
	Property operating expenses	853,669	617,326
	Depreciation and amortization	304,088	244,426
	Interest expense	121,696	123,142
	General and administrative expenses	37,706	29,926
	Loss (gain) on derivatives and financial instruments, net	2,578	1,934
	Loss (gain) on extinguishment of debt, net	(12)	(4,643)
	Provision for loan losses, net	(804)	1,383
	Impairment of assets	—	23,568
	Other expenses	26,069	10,994
	Total expenses	1,344,990	1,048,056
	Income (loss) from continuing operations before income taxes
	and other items	50,714	4,006
	Income tax (expense) benefit	(5,013)	(3,943)
	Income (loss) from unconsolidated entities	(2,884)	13,049
	Gain (loss) on real estate dispositions, net	22,934	59,080
	Income (loss) from continuing operations	65,751	72,192

	Net income (loss)	65,751	72,192
Less:	Net income (loss) attributable to noncontrolling interests (1)	3,826	646
	Net income (loss) attributable to common stockholders	$61,925	$71,546
	Average number of common shares outstanding:
	Basic	447,379	417,241
	Diluted	449,802	419,079
	Net income (loss) attributable to common stockholders per share:
	Basic	$0.14	$0.17
	Diluted(2)	$0.14	$0.17
	Common dividends per share	$0.61	$0.61

(1) Includes amounts attributable to redeemable noncontrolling interests.
(2) Includes adjustment to the numerator for income (loss) attributable to OP unitholders.

1Q22 Earnings Release	May 10, 2022

FFO Reconciliations		Exhibit 1
(in thousands, except per share data)	Three Months Ended
	March 31,
	2022	2021	% growth
Net income (loss) attributable to common stockholders	$61,925	$71,546
Depreciation and amortization	304,088	244,426
Impairments and losses (gains) on real estate dispositions, net	(22,934)	(35,512)
Noncontrolling interests(1)	(14,753)	(12,516)
Unconsolidated entities(2)	19,309	19,223
NAREIT FFO attributable to common stockholders	347,635	287,167
Normalizing items, net(3)	20,647	46,745
Normalized FFO attributable to common stockholders	$368,282	$333,912
Provider Relief Funds received	(601)	(35,682)
Provider Relief Funds attributable to noncontrolling interests and unconsolidated entities, net	19	(141)
Normalized FFO attributable to common stockholders, excluding Provider Relief Funds	$367,700	$298,089

Average diluted common shares outstanding	449,802	419,079

Per diluted share data attributable to common stockholders:
Net income (loss)(4)	$0.14	$0.17
NAREIT FFO	$0.77	$0.69
Normalized FFO	$0.82	$0.80
Normalized FFO, excluding Provider Relief Funds	$0.82	$0.71	15%

Normalized FFO Payout Ratio:
Dividends per common share	$0.61	$0.61
Normalized FFO attributable to common stockholders per share	$0.82	$0.80
Normalized FFO payout ratio	74%	76%

Other items:(5)
Net straight-line rent and above/below market rent amortization(6)	$(20,014)	$(18,134)
Non-cash interest expenses	4,721	3,635
Recurring cap-ex, tenant improvements, and lease commissions	(32,466)	(11,433)
Stock-based compensation(7)	7,441	5,381

(1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Includes adjustment to the numerator for income (loss) attributable to OP unitholders.
(5) Amounts presented net of noncontrolling interests' share and including Welltower's share of unconsolidated entities.
(6) Excludes normalized other impairment (see Exhibit 2).
(7) Excludes certain severance related stock-based compensation recorded in other expense (see Exhibit 2).

1Q22 Earnings Release	May 10, 2022

Normalizing Items	Exhibit 2
(in thousands, except per share data)	Three Months Ended
	March 31,
	2022		2021
Loss (gain) on derivatives and financial instruments, net	$2,578	(1)	$1,934
Loss (gain) on extinguishment of debt, net	(12)	(2)	(4,643)
Provision for loan losses, net	(804)	(3)	1,383
Other impairment	—		49,241
Other expenses	26,069	(4)	10,994
Leasehold interest adjustment	(8,457)	(5)	—
Casualty losses, net of recoveries	13	(6)	—
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	1,260	(7)	(12,164)
Net normalizing items	$20,647		$46,745

Average diluted common shares outstanding	449,802		419,079
Net normalizing items per diluted share	$0.05		$0.11

(1) Primarily related to mark-to-market of the equity warrants received as part of the Safanad/HC-One transaction that closed in 2021.
(2) Primarily related to the extinguishment of secured debt.
(3) Primarily related to reserves for loan losses under the current expected credit losses accounting standard.
(4) Primarily related to non-capitalizable transaction costs, including an accrual for non-capitalizable promotes, legal fees and accrued litigation settlements.
(5) Represents $13,941,000 of revenues and $5,484,000 of property operating expenses associated with a leasehold portfolio interest relating to 26 properties assumed by a wholly-owned affiliate in conjunction with the Holiday Retirement transaction. Subsequent to the initial transaction, we purchased eight of the leased properties and one of the properties was sold by the landlord and removed from the lease. No rent will be paid in excess of net cash flow relating to the leasehold properties and therefore, the net impact each quarter will be excluded from normalized FFO.

(6) Primarily relates to casualty losses net of any insurance recoveries.
(7) Represents our share of net normalizing adjustments from unconsolidated entities, less noncontrolling interests' share of net normalizing adjustments.

Outlook Reconciliation: Quarter Ending June 30, 2022		Exhibit 3
(in millions, except per share data)	Current Outlook
	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$94	$117
Depreciation and amortization(1)	323	323
NAREIT FFO attributable to common stockholders	417	440
Normalizing items, net(1,2)	(39)	(39)
Normalized FFO attributable to common stockholders	$378	$401

Diluted per share data attributable to common stockholders:
Net income	$0.20	$0.25
NAREIT FFO	$0.90	$0.95
Normalized FFO	$0.82	$0.87

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(25)	$(25)
Non-cash interest expenses	5	5
Recurring cap-ex, tenant improvements, and lease commissions	(39)	(39)
Stock-based compensation	6	6

(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) Primarily relates to the NHI lease termination in April.

1Q22 Earnings Release	May 10, 2022

SSNOI Reconciliation			Exhibit 4
(in thousands)	Three Months Ended
	March 31, 2022	March 31, 2021	% growth
Net income (loss)	$65,751	$72,192
Loss (gain) on real estate dispositions, net	(22,934)	(59,080)
Loss (income) from unconsolidated entities	2,884	(13,049)
Income tax expense (benefit)	5,013	3,943
Other expenses	26,069	10,994
Impairment of assets	—	23,568
Provision for loan losses	(804)	1,383
Loss (gain) on extinguishment of debt, net	(12)	(4,643)
Loss (gain) on derivatives and financial instruments, net	2,578	1,934
General and administrative expenses	37,706	29,926
Depreciation and amortization	304,088	244,426
Interest expense	121,696	123,142
Consolidated NOI	542,035	434,736
NOI attributable to unconsolidated investments(1)	20,142	21,516
NOI attributable to noncontrolling interests(2)	(34,999)	(20,827)
Pro rata NOI	527,178	435,425
Non-cash NOI attributable to same store properties	(13,526)	(13,662)
NOI attributable to non-same store properties	(123,498)	(33,467)
Currency and ownership adjustments(3)	1,074	668
Normalizing adjustments, net(4)	(2,303)	(31,685)
Same Store NOI (SSNOI)	$388,925	$357,279	8.9%

Seniors Housing Operating	142,019	119,923	18.4%
Seniors Housing Triple-net	82,902	77,531	6.9%
Outpatient Medical	102,631	99,885	2.7%
Health System	39,069	38,023	2.8%
Long-Term/Post-Acute Care	22,304	21,917	1.8%
Total SSNOI	$388,925	$357,279	8.9%

Notes:	(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner.
(3) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(4) Includes other adjustments described in the accompanying Supplement.

1Q22 Earnings Release	May 10, 2022

Reconciliation of SHO SS REVPOR Growth				Exhibit 5
(in thousands except SS REVPOR)	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2022	2021	2021	2020
Consolidated SHO revenues	$996,612	$726,402	$904,780	$715,020
Unconsolidated SHO revenues attributable to WELL(1)	49,108	43,214	47,836	43,175
SHO revenues attributable to noncontrolling interests(2)	(75,741)	(58,529)	(75,052)	(55,155)
SHO pro rata revenues(3)	969,979	711,087	877,564	703,040
Non-cash revenues on same store properties	(562)	(849)	(562)	(851)
Revenues attributable to non-same store properties	(289,029)	(98,717)	(240,544)	(102,016)
Currency and ownership adjustments(4)	(394)	(68)	514	3,801
Normalizing adjustment for government grants(5)	—	—	(4,406)	—
Other normalizing adjustments(6)	—	—	(383)	(549)
SHO SS revenues(7)	$679,994	$611,453	$632,183	$603,425
Average occupied units/month(8)	40,908	38,479	38,686	38,190
SHO SS REVPOR(9)	$5,618	$5,370	$5,403	$5,224
SS REVPOR YOY growth	4.6%		3.4%

(1) Represents Welltower's interests in joint ventures where Welltower is the minority partner.
(2) Represents minority partners' interests in joint ventures where Welltower is the majority partner and includes an adjustment to remove revenues related to certain leasehold properties. See Exhibit 2 for more information.
(3) Represents SHO revenues at Welltower pro rata ownership.
(4) Includes where appropriate adjustments to reflect consistent property ownership percentages, to translate Canadian properties at a USD/CAD rate of 1.2739 and to translate UK properties at a GBP/USD rate of 1.35.

(5) Represents normalizing adjustment related to amounts recognized related to the Health and Human Services Provider Relief Fund in the United States and similar programs in the United Kingdom and Canada.
(6) Represents aggregate normalizing adjustments which are individually less than .50% of SSNOI growth.
(7) Represents SS SHO revenues at Welltower pro rata ownership.
(8) Represents average occupied units for SS properties on a pro rata basis.
(9) Represents pro rata SS average revenues generated per occupied room per month.

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